TODD SHIPYARDS CORPORATION ANNOUNCES U.S. NAVY EXERCISE OF OPTION ON OVERHAUL AND DRYDOCKING OF USS JOHN C. STENNIS (CVN74)

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
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SEATTLE, WASHINGTON...September 12, 2007...Todd Shipyards Corporation (NYSE:TOD) announced that the U.S. Navy ("Navy") has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), a $16,076,635 modification to previously awarded contract N00024-04-C-4152. This contract modification is in addition to the $5,020,754.00 contract modification announced on August 28, 2007 and represents an increase to the previously exercised option for the Docking Planned Incremental Availability ("DPIA") for USS JOHN C. STENNIS (CVN74) ("Stennis") at Puget Sound Naval Shipyard, which will commence on September 28, 2007 and is expected to be completed March 08, 2008. This most recent modification represents the authorization of additional repairs and alterations of various ships systems and equipment throughout the aircraft carrier Stennis and is a portion of the work to be completed by Todd Pacific during the overhaul period. The Company anticipates that additional work on the carrier will be definitized by the Navy, resulting in contract modifications in the range of an additional $5 - $6 million.

Todd's work in support of the DPIA of the Stennis is being performed pursuant to the Company's five-year Planned Incremental Availability ("PIA") contract with the Navy for the overhaul and continued maintenance of the aircraft carriers stationed at Bremerton and Everett, Washington. The cost-type DPIA contract was originally awarded to Todd Pacific in 1999 for five years and was awarded again in 2004 for an additional five years.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.